UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WSI INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-0691607
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

213 Chelsea Road

Monticello, Minnesota 55362

(Address of principal executive offices and zip code)

WSI Industries, Inc. 2005 Stock Plan, As Amended

(Full title of the Plan)

Copy to:
Michael J. Pudil	April Hamlin
Chief Executive Officer	Ballard Spahr LLP
WSI Industries, Inc.	2000 IDS Center
213 Chelsea Road	80 South Eighth Street
Monticello, Minnesota 55362	Minneapolis, Minnesota 55402
(763) 295-9202	(612) 371-3211

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]
Accelerated filer [ ]
Non-accelerated filer [ ]
Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the registration statement on Form S-8 (Registration No. 333-133012) filed by WSI Industries, Inc., a Minnesota corporation (the “Company”), with the United States Securities and Exchange Commission on April 5, 2006 (the “Registration Statement”), pertaining to the registration of 200,000 shares of common stock, par value $0.10 per share, of the Company (the “Shares”) under the Company’s 2005 Stock Plan as amended.

On September 5, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Polaris Industries Inc. (“Parent”), and Iceman Merger Sub, Inc. (“Merger Sub”). Pursuant to the Merger agreement, on November 7, 2018, Merger Sub merged with and into the Company and the Company continued as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the merger, the Company has terminated all offerings of its Shares pursuant to its existing registration statements under the Securities Act of 1933, as amended. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered under the Registration Statement that remain unsold as of the date hereof, if any, and terminates the effectiveness of the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Monticello, State of Minnesota, on November 7, 2018.

WSI INDUSTRIES, INC.

By:	/s/ Michael J. Pudil
Michael J. Pudil, President and Chief Executive Officer